LEE ENTERPRISES, INCORPORATED
                          AND WHOLLY-OWNED SUBSIDIARIES

                     EXHIBIT 21 - WHOLLY-OWNED SUBSIDIARIES
                            AND ASSOCIATED COMPANIES


                                                                 Percentage of
                                                               Voting Securities
                                        State of Organization        Owned
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Lee Enterprises, Incorporated                    Delaware            Parent
Lee Technical Systems, Inc.                      Iowa                100%
Lee Consolidated Holdings Co.                    South Dakota        100%
KOIN-TV, Inc.                                    Delaware            100%
New Mexico Broadcasting Company, Inc.            New Mexico          100%
Accudata, Inc.                                   Iowa                100%
Target Marketing Systems, Inc.                   Iowa                100%
Journal-Star Printing Co.                        Nebraska            100%
Madison Newspapers, Inc.                         Wisconsin            50%
SJL of Kansas Corp.                              Kansas              100%
Oregon News Media, Inc.                          Delaware            100%
Pacific Northwest Publishing Group, Inc.         Delaware            100%
Nevada Media, Inc.                               Delaware            100%
Marketing Clarity                                Iowa                 51%
IBS/Lee Partners LLC                             Delaware             50%